Longleaf Partners Small-Cap Fund
Resolution to Change the Definition of Small-Cap

WHEREAS, the Trustees of Longleaf Partners
 Small-Cap Fund (the Fund) have adopted
 a policy to provide written notice to
shareholders at least 60 days prior to
any change in the Fund's 80% Investment
 Policy; and

WHEREAS, Southeastern Asset Management,
 Inc., the Fund's advisor, has recommended that the definition of small-cap be changed as set forth herein; and

WHEREAS, in order to change the definition of small-cap, the Fund's 80%
 Investment Policy will need to be modified;

NOW, THEREFORE, IT SHALL BE

RESOLVED, that effective October 11, 2004, the Investment Policy of the Fund set forth in the Prospectus and Statement of Additional
Information shall be changed to read as follows:
 The Small-Cap Fund normally invests at least 80% of net assets plus any borrowings for investment purposes in the equity securities, including convertible securities, of a limited number of companies whose market capitalizations at the time of purchase are considered small-cap.
FURTHER RESOLVED, that outside the
 Investment Policy, a small-cap company shall

 be defined in the Prospectus and Statement of Additional Information as a company whose market capitalization at the time of purchase is within the range of companies in the Russell
 2000 Index, the S&P Small-Cap 600 Index, or the Wilshire Small-Cap 1750 Index during the most recent 12-month period
 (based on month-end data).

FURTHER RESOLVED, that the Important Notice
 Regarding Change in Investment Policy
 (the Notice) attached hereto as Exhibit 1 shall be distributed to shareholders of the Fund at least 60 days prior to the effective date of
October 11, 2004, in compliance with the Funds policy requiring such notice.

FURTHER RESOLVED, that the Prospectus
 Supplement attached to the Notice as Exhibit
 A shall be filed with the Securities and Exchange
 Commission at the same time as the Notice
 (together with the Prospectus Supplement) is delivered to shareholders of the Small-Cap
 Fund, to accomplish the changes set forth therein.


Resolution approved July 30, 2004